Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

COMMENTS ON CHAIRMAN’S STOCK SALES

NAPLES, FLORIDA (November 28, 2007) — Health Management Associates, Inc. (NYSE: HMA) announced today that William J. Schoen, Chairman of the Board of HMA, sold a portion of his holdings in HMA common stock. The sales consisted of 83,600 shares on November 26, 2007 and 397,858 shares on November 27, 2007. Mr. Schoen sold these shares for tax planning purposes in order to offset financial gains from other unrelated stock trades during 2007.

“Bill is simply engaging in sound personal financial planning,” said Burke W. Whitman, HMA’s President and Chief Executive Officer. “His confidence in HMA is unwavering.” Following settlement of the sales, Mr. Schoen will beneficially own 5,657,979 shares and will have options to acquire an additional 4,026,340 shares.

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. HMA operates 59 hospitals in 15 states with approximately 8,500 licensed beds.

All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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